UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TEAM FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

KEITH B. EDQUIST
JEFFREY L. RENNER
LLOYD A. BYERHOF

(Name of Person(s) Filing Proxy Statement, if other then the Registrant)

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KEITH B. EDQUIST
9747 Nottingham Drive
Omaha, Nebraska  68114
E-mail: teamedquist@gmail.com

June 2, 2008

Dear Fellow Shareholders:

I was a member of Team Financial’s (the Company) Board of Directors until my resignation on May 20, 2008.  When I resigned I announced that I would solicit proxies to elect myself and two additional persons to the company’s Board of Directors, in opposition to the Board’s nominees.  My Nominees are: Keith B. Edquist, Jeffrey L. Renner and Lloyd A. Byerhof.  I am enclosing my Proxy Statement together with the GOLD Proxy Card.

The reasons for my resignation from the Board, and for my solicitation of proxies in opposition to the nominees of Management and the Board, can be summarized as follows:

I am opposed to the current corporate governance culture.  I alone, of all of the then-members of the Company’s Compensation Committee, voted against the increased compensation for the Company’s Chief Executive Officer.  I opposed increased compensation for mediocre performance when I was a member of the Committee and I oppose the current compensation package in light of current performance.  When I objected to the Compensation Committee’s procedures, I was not nominated by the Chairman to serve on any Committees.  The Company has disagreed with my statement as to the reason, but has not disagreed with the fact that I was not nominated by the Chairman to serve on any Committee, nor has the Chairman or the Company given a reason.  The result is that I was the only member of the Board of Directors that did not serve on any Committee, and I was not nominated for re-election to the Board at this year’s Annual Meeting. This same fate befell former Board member Lloyd Byerhof when he opposed unwarranted executive pay packages.  Mr. Byerhof is one of my Nominees.

The recent performance of the Company is simply abysmal.  The Office of the Comptroller of the Currency recently announced that the Bank is considered to be a “troubled institution” and imposed restrictions on operations as a result.  The Company released its first quarter earnings, reflecting a loss of $6,400,000.  It is ironic, and indicative of my concern over corporate governance, that at the same time the Company filed its Form 10-Q announcing the loss it also filed as an exhibit the recently approved Employment Agreement with the Chairman and CEO, Mr. Weatherbie.  The new Employment Agreement reflects a salary increase as well as a new “golden parachute” for Mr. Weatherbie’s benefit, which I oppose.  Also of interest is the statement in the Company’s proxy statement that its executive compensation philosophy “links pay to performance” and “aligns executive compensation to shareholder value.”  Had Mr. Weatherbie received the same increases in “value” that the shareholders received since 2000, his 2007 compensation would have been approximately $229,000; instead he was paid $568,000.  For the years 2000 through 2007 the Company’s net income has increased by an average of only 4% per year while Mr. Weatherbie’s compensation has increased by an average of 31% per year.  Accordingly, the Company’s stated compensation philosophy rings hollow.

I am not alone in my disenchantment as others have expressed a similar degree of disappointment.  Consequently, I believe that NOW is a critical period for the Company, so critical that a change in Board leadership is warranted.

Toward this end, I am nominating the three independent persons named earlier, Lloyd A. Byerhof, Jeffrey L. Renner, and myself, for election to the Board at the upcoming 2008 Annual Meeting.  Together we own approximately 4% of the outstanding common stock of the Company.

I will not be seeking control of the Board of Directors at the Annual Meeting.  However, I hope that this election contest sends a strong message to the remaining incumbent Directors and management that shareholders are not satisfied with the Company’s operating performance and management.

The three of us have chosen this pro-active approach because we see the abject absence of forward-looking leadership.  We believe that our presence on the Board will help fill the void.  Moreover, we have the experience to serve knowledgeably and impartially.  We have the commitment--we have substantial stock ownership in the Company--to promote the interests of the shareholders and to increase shareholder value.  We are tenacious by nature and would commit ourselves to work tirelessly to change the present insular culture and ensure that the Board explores all paths to maximize shareholder value.

On Tuesday, May 27, 2008, just one week after I resigned and announced my intentions with regard to this proxy contest, the Wall Street Journal published an article by breakingnews.com, an online financial commentary site, titled “Give Bank Boards a Spine.”  The column cites a roll call of banks and security firms that have stumbled during the recent financial crisis--Bear Stearns, Northern Rock, Citigroup, UBS, Merrill Lynch, Royal Bank of Scotland Group--and states:  “…a common element has been the weakness of their boards.  Either the chief executives themselves didn’t have a grip on their businesses or the nonexecutive directors didn’t have a grip on the bosses – or both.”  I believe that the shareholders of Team Financial will be better served by directors who have a grip, who are independent, rather than the team players favored by Management.

We look forward to serving in YOUR best interests.

                            Yours very truly,

                            /s/ Keith B. Edquist

                            Keith B. Edquist

Enclosures